Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 11, 2011, with respect to the combined financial statements of Tesoro Logistics LP Predecessor, and our report dated January 3, 2011, with respect to the balance sheet of Tesoro Logistics LP, included in Amendment No. 6 to the Registration Statement (Form S-1 No. 333-171525) and related Prospectus of Tesoro Logistics LP for the registration of common units representing limited partner interests.
/s/ Ernst & Young LLP
San Antonio, Texas
April 8, 2011